EXHIBIT 10(aa)

                          EMPLOYMENT AGREEMENT


  THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 1st day of January, 1996 is entered into by Hasbro, Inc., a corporation with its principal place of business at Pawtucket, Rhode Island (the "Company"), and Harold P. Gordon (the "Employee").

  The Company and the Employee desire to set forth the terms and conditions governing the Company's employment of the Employee. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:


  1. Titles; Capacities. The Employee is serving and continues to serve as Vice Chairman of the Company and in such senior executive positions with the Company and with domestic and foreign subsidiaries of the Company as the Company's Board of Directors (the "Board") and the Chairman and Chief Executive Officer of the Company may reasonably determine from time to time. The Employee shall be based at the Company's headquarters in Pawtucket, Rhode Island and shall undertake such domestic and foreign business travel as shall be reasonably required to fulfill his duties. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chairman and Chief Executive Officer of the Company and the Board.

  The Employee shall continue to serve as a Director of the Company. The Company agrees to use its best efforts to cause the Employee to be nominated for re-election as a Director upon the expiration of his current or any future term as a Director and to recommend his election.

  The Employee hereby agrees to undertake the duties and responsibilities inherent in his positions and such other duties and responsibilities as the Chairman and Chief Executive Officer of the Company or the Board shall from time to time reasonably assign to him. It is contemplated that a significant portion of Executive's duties and responsibilities will involve the Company's foreign operations. The Employee agrees to devote substantially his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee now is a director of several other corporations and renders consulting services to various clients. The Employee may serve on the boards of directors of other businesses, trade associations and charitable organizations, render consulting services, engage in charitable activities and community affairs and manage his personal investments and affairs as long as these activities present no conflict of interest and do not materially interfere with the performance of his duties hereunder.



  The Employee agrees to abide in all material respects with the policies of the Company applicable to senior executives, officers and members of the Board and any changes therein which may be adopted from time to time by the Company.


  2.  Compensation and Benefits.

    2.1 Salary and Bonus. Effective February 1, 1996, the Company shall pay the Employee, in weekly installments, an annual base salary of $526,000. Such salary shall be subject to upward adjustment thereafter as determined by the Chairman and Chief Executive Officer, the Board and/or the Compensation and Stock Option Committee of the Board. In addition, the Employee shall be eligible to participate in the Company's management incentive bonus arrangement with a target bonus of 45% of base salary, a threshold of 10% and a maximum of 90%.

    2.2	 Stock Retention.  The Company and the Employee confirm that under the current stock retention guidelines adopted by the Compensation and Stock Option Committee of the Board of Directors, future grants of premium priced options to Employee will be conditioned upon the Employee's ownership of 10,000 shares of the Common Stock of the Company, provided, that in accordance with such policy, Employee will have until February 17, 2000 to establish said ownership level.

    2.3	 Change in Control.  The Company and the Employee are parties to an Employment Agreement dated as of May 10, 1995 to provide the Employee with certain additional benefits upon the occurrence of a Change in Control of the Company (as defined therein) (the "Change in Control Agreement").

  The Change in Control Agreement is hereby amended as follows (and, as so amended, is hereinafter referred to as the "Amended Change in Control Agreement"):

      (a)  The following definition is added to Section 1:

        "(c) 'Employment Agreement' shall mean the Employment
        Agreement, dated as of January 1, 1996, between the Executive and the Company."

      (b) Section 4(a)(i)(B) is amended by inserting "U.S." before the first occurrence of the word "location".

      (c) Section 4(a)(ii) is amended by inserting the following sentence before the last sentence thereof:

        "In addition, it shall not be a violation of this Agreement for Executive to engage in any activity permitted by Section 2 of the Employment Agreement."



      (d) Section 4(b) is amended by adding a new paragraph (x) at the end thereof to read in its entirety as follows:

        "(x) For purposes of paragraph (ii), the Recent Average Bonus shall be determined with reference to the actual number of fiscal years during which the Employee was employed, if the Employee had been employed during fewer than three fiscal years. For purposes of paragraph (iii) the Average Annual Bonus shall be determined with reference to the actual number of fiscal years during which the Employee was employed, if the Employee had been employed during fewer than five fiscal years. Paragraphs
        (iv) through (ix) shall be applied by taking into consideration any plan, procedure, policy or arrangement referred to in said paragraphs in effect under the Employment Agreement or otherwise."

      (e) Section 6(i) is hereby amended by inserting the following phrase after the phrase ("the 'Special Termination Amount')":

        "(provided, however, that the Executive may elect to defer payment of all or any part of the Special Termination Amount until a date within the first two calendar weeks of January in the year following the year in which the Date of Termination occurs)."

      (f) Section 6(a)(i)(C) is amended by inserting the phrase, "excluding the plan described in Section 2.4(b) of the Employment
Agreement" after the first occurrence of the word "Executive".

      (g) A new Section 6(a)(i)(D) is added to read in its entirety as follows:

        "D. a separate lump-sum benefit equal to the lump-sum amount payable pursuant to Section 2.4(b) of the Employment Agreement which the Executive would receive if the Executive's employment continued at the compensation level provided for in Section 4(b)(i) and 4(b)(ii) of this Agreement for the remainder of the Employment Period; and"

      (h) Section 12(f) is amended by deleting the first word of the second sentence thereof and by capitalizing the first remaining word of the second sentence.

      (i) A new Section 12(g) is hereby added to read in its entirety as follows:

        "Any reference to this Agreement in Sections 8 through 12, above, shall be deemed to refer to the Employment
        Agreement as well unless a specific section reference is made."

  Except as amended hereby, the Change in Control Agreement shall remain unamended and in full force and effect. Any benefits payable under this Agreement are not intended to replace or supplant any benefits payable under the Amended Change in Control Agreement.



    2.4  Retirement Benefits.

      (a) The Employee shall be a participant in the Hasbro, Inc. Pension Plan (the "Pension Plan") and the Hasbro, Inc. Supplemental Retirement Benefit Plan (the "Supplemental Plan") on the same basis as other senior executives of the Company.

      (b) In addition, after the Employee's employment terminates for any reason, the Employee shall receive an annuity payable in monthly installments, the first such installment being paid on the first day of the month following the month in which the employee attains age 65 or his employment terminates, whichever occurs later (subject to earlier commencement, as referred to below), and the last such installment being paid on the first day of the month in which the Employee dies, in which the annual amount is 3.33% of the Employee's Final Average Pay multiplied by the number of full years the Employee had been employed by the Company at termination of employment. The amount payable under the preceding sentence shall be reduced by the sum of the benefits payable to the Employee in the form of a life annuity commencing at age 65 (or such later date), under (a) the Pension Plan, (b) the Supplemental Plan and (c) U.S. Social Security. For purposes of this supplemental retirement benefit the Employee's Final Average Pay shall be one-fifth of the total salaries and bonuses received by the Employee in the five highest consecutive years during the Employees' period of employment. If the Employee had been employed by the Company for fewer than five years the Employee's Final Average Pay shall be the annualized average of the Employee's total salary and bonuses during the period of employment.

  At the Employee's option, the benefit described above shall be payable in any actuarially equivalent annuity form of benefit provided under the Pension Plan or an actuarially equivalent lump sum, determined using the actuarial conversion factors used for the Pension Plan. If the benefit commences prior to age 65, it shall be reduced by the early retirement reduction factor set forth in the Pension Plan. Any lump sum payment shall be made during the first two calendar weeks of January in the year following termination of employment.

  The benefits provided under this Section 2.4 shall be unfunded and shall be paid from the general assets of the Company. The Employee shall have a right to the benefit hereunder no greater than the right of an unsecured general creditor of the Company. The benefits are not assignable by the Employee prior to receipt.



    2.5 Life Insurance. The Company shall maintain a key executive life insurance policy in an amount sufficient to pay the Employee a life annuity benefit of $225,000 per year payable in equal monthly installments on the first day of each calender month, the first such payment to be made on the first day of the month following the month in which occurs the Employee's 65th birthday (or termination of employment, if later) and the last such payment to be the payment for the month in which the Employee dies. If the underlying value of such insurance policy is ever insufficient to pay such annuity payments, then the Company shall pay such annuity payments from its general assets. If the Employee had been employed for fewer than seven years upon termination of employment the amount payable shall be determined as set forth in the following table:

                                       Annual Benefit
                                      Commencing at Age
  Full Years of Employment             65, if Retired
  ------------------------            -----------------

  At least 1 but less than 2          $ 32,143
  At least 2 but less than 3          $ 64,286
  At least 3 but less than 4          $ 96,429
  At least 4 but less than 5          $128,571
  At least 5 but less than 6          $160,714
  At least 6 but less than 7          $192,857
  7 or more                           $225,000

  If the Employee's employment is terminated prior to February 1, 2000 by mutual consent, by constructive termination (as defined in Section 2.6, below) or involuntarily by the Company without Cause, the Employee shall be deemed to have completed 5 years of employment and may acquire additional years of vested benefits at a cost of $216,480 per year, such cost to be deducted from the severance pay provided under Section 2.6, below. If the Employee dies prior to the commencement of the annuity payments under this
Section 2.5, the Employee's beneficiary shall be eligible to receive a lump sum death benefit of $1,500,000 and none of the other amounts set forth in this Section 2.5 shall be payable. If Employee dies after the commencement of the annuity payments under this Section 2.5 and before the receipt of 240 monthly annuity payments, monthly annuity payments shall be paid to the beneficiary of the Employee on their scheduled due dates until the number of monthly annuity payments made to the Employee and his beneficiary reaches 240. For purposes of this Agreement, "Cause" shall mean (i) repeated violations by the Employee of the Employee's obligations under
Section 1 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Employee's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Board specifying such violations or (ii) the conviction of the Employee of a felony involving moral turpitude.



    2.6 Severance Pay. If the Employee's employment is terminated during the first five years of employment by mutual consent, by constructive termination or involuntarily by the Company without Cause, the Employee's base salary payable at the time of such termination shall be continued for the period set forth in the following table opposite the employment period in which such termination of employment occurred. If the Company's severance policy for senior executives would pay a larger benefit, the Employee shall receive such larger benefit.

         Employment Period                       Period of
  During which Termination Occurs          Base Pay Continuation
  -------------------------------          ---------------------

     From                  To
     ----                  --

  January 1, 1996    January 31, 1997       3 years
  February 1, 1997   January 31, 1998       3 years
  February 1, 1998   April 30, 1998         2 years 9 months
  May 1, 1998        July 31, 1998          2 years 6 months
  August 1, 1998     October 31, 1998       2 years 3 months
  November 1, 1998   January 31, 1999       2 years
  February 1, 1999   April 30, 1999         1 year 9 months
  May 1, 1999        July 31, 1999          1 year 6 months
  August 1, 1999     January 31, 2000       1 year 3 months

  For purposes of this agreement a constructive termination of the Employee's employment shall occur if the Employee terminates employment pursuant to Section 5(c) of the Amended Change in Control Agreement or within one year after the occurrence of any of the following without the explicit written consent of the Employee: (a) diminution of responsibilities, (b) removal from or failure to be reelected to the Board of Directors of the Company, (c) a change in work location beyond a 50 mile radius from the Employee's current location of employment (it being understood that foreign business travel shall not constitute a "change in work location" for these purposes unless it averages more than one calendar week per month outside North America), or (d) any breach of Section 2 of this Agreement or any other material breach of this Agreement by the Company. The payment of benefits hereunder upon the occurrence of a constructive termination shall be in addition to, and not in lieu of, any benefits pursuant to the Amended Change in Control Agreement. Notwithstanding the preceding provisions of this Section 2.6, if a constructive termination occurs after the occurrence of a Change in Control, the Employee shall only be entitled to the greater of the benefits provided under this Section 2.6 or under Section 6(a)(i)(B) of the Amended Change in Control Agreement.



    2.7  Additional Benefits and Perquisites.

      (a) Financial Planning. The Company shall provide the Employee at its expense with financial planning assistance, such assistance as may be reasonably required to prepare any income tax returns that the Employee may be required to file and such assistance as may be reasonably required to prepare an appropriate estate plan.

      (b) Automobile. The Company shall make available to the Employee a Company automobile allowance or leased automobile suitable to the Employee's position in accordance with the Company's automobile policy.

      (c) Financing. The Company agrees to provide short term financing to the Employee at rates equivalent to the Company's cost of money during the Employee's transition to the Company to enable the Employee to meet Canadian tax obligations or to take advantage of Canadian tax planning opportunities. In addition, the Company agrees to pay all costs of the issuance of any letter of credit that may be required by Canadian tax authorities for exit purposes. If any other issues arise with respect to differences between the Canadian and U.S. tax systems which would have a negative effect on the Employee, the Company shall use its best efforts to provide the necessary financial and legal assistance to eliminate such negative effect to the extent reasonably practicable.

      (d) Relocation. Employee shall be eligible for relocation benefits under the Company's policy concerning relocation expenses for senior executives, except that the real estate assistance provided under such policy shall be made available for both of the Employee's Canadian residences when these residences are actually offered for sale.

  For purposes of computing any real estate market value shortfall payable to the employee upon sale of each of the Canadian residences, the Company shall rely on the objective real estate appraisals conducted upon the employee's commencement of employment.

  If the Employee purchases a primary residence in the U.S. and the Employee's employment is terminated within the first 7 years of employment by mutual consent, by retirement, or is constructively terminated or involuntarily terminated without Cause by the Company, the Company shall provide relocation assistance as may be required to sell the employee's primary U.S. residence including a guarantee of the original purchase price of the primary residence plus the fair market value of any capital improvements.

  In addition, the Employee shall receive such additional relocation benefits as may be agreed upon by the Chairman & Chief Executive Officer of the Company and the Employee.



    2.8 Fringe Benefits. During the employment period, the Employee shall be entitled to participate in all bonus and benefit plans and programs that the Company establishes and makes available to its senior executives or employees generally, as they may be in effect from time to time, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, the programs indicated in the Hasbro Benefits Summary previously delivered to Employee. The Employee shall be entitled to paid vacation at the level made available to senior officers generally.

    2.9 Reimbursement of Expenses. The Company shall reimburse the Employee for business expenses pursuant to the Company's Business Expense Policy that applies to senior executives of the Company.

    2.10 Calculation of Years of Employment. For purposes of determining the Employee's years or period of employment for this Agreement or the Amended Change in Control Agreement, the Employee shall be deemed to have worked full time for the Company, without interruption, from February 1, 1995 through the date of determination.


  3. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

    3.1 At the election of the Company, with or without Cause, immediately upon written notice by the Company to the Employee;

    3.2 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a continuous period of 180 days to substantially perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

    3.3 At the election of the Employee upon constructive termination of employment or otherwise, upon five business days' prior written notice of termination; or

    3.4  By mutual consent of the Employee and the Company.




  4. Effect of Termination. In the event the Employee's employment shall have terminated pursuant to Section 3, the Company shall pay or provide to the Employee the compensation and benefits otherwise payable or to be provided to him under Section 2 and the Employee shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Employee under this Agreement or the Amended Change in Control Agreement on account of any remuneration attributable to any subsequent employment he may obtain.


  5. Proprietary Information and Developments. The Employee agrees to execute the Company's standard Invention Assignment and Proprietary Information Agreement.


  6. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.


  7. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.


  8. Entire Agreement. This Agreement, together with the agreements referred to in Sections 2.3 and 4, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.


  9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.


 10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island.


 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him. Notwithstanding the foregoing, the Company may, with the Employee's consent, assign an appropriate portion of its obligations hereunder to one or more of its foreign subsidiaries.




 12.  Miscellaneous.

   12.1 No delay or omission by the Company or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

   12.2 The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

   12.3 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

   12.4 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.



  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                            HASBRO, INC.



                            By: /s/ Alan G. Hassenfeld
                               --------------------------------

                            Title: Chairman and CEO
                                  -----------------------------



                            EMPLOYEE

                             /s/ Harold P. Gordon
                            -----------------------------------
                            Harold P. Gordon